Exhibit 99.1

Virage Logic Announces Restructure

R&D Site Consolidations and Worldwide Sales Realignments Increase Efficiency and Reduce Costs

FREMONT, Calif.--(BUSINESS WIRE)--January 21, 2009--Virage Logic Corporation (NASDAQ:VIRL), the semiconductor industry's trusted IP partner, today announced a restructure as part of its on-going transformation to become a broad line supplier of highly differentiated standard IP products. The restructure includes the consolidation of two smaller research and development (R&D) sites into four major R&D centers and closer alignment of sales resources to market opportunities. As a result of the restructure and the anticipated increase in efficiencies, the company expects to realize approximately a 13% reduction in labor expenses.

“For the past eight quarters, the company has been successfully executing on its transformation plan based on a set of strategic initiatives. These initiatives include: 1) being first to market with next generation advanced technology products, 2) broadening the product portfolio through both organic and inorganic growth, and 3) building Virage Logic into a company that is a trusted IP partner in the industry through deeper engagements with long standing IDM and foundry partners,” said Dr. Alex Shubat, president and chief executive officer (CEO), Virage Logic. “In the past, our product line development was concentrated around custom IP products for each of our customer’s solutions. The issue with this model is one of fundamental scalability. Therefore, in the past two years, we have focused our product efforts toward the creation of families of feature-rich standard product IP that meet the requirements of a broader customer base without the need for customization. The result has been a dramatic improvement in net return on investment of our research and development spending. As we continue our transformation, we are continually optimizing our operations to take full advantage of efficiency improvements.”

Dr. Shubat continued, “We are confident that the transformation initiatives we have been executing on and the actions we are taking with this restructure will enable us to retain our leadership position. In addition, by preserving our strong balance sheet, we are well positioned to further execute on both our organic and inorganic growth initiatives as the semiconductor industry rebounds.”

Virage Logic’s restructure will result in the closing of its R&D centers in New Jersey and Minnesota. The development previously done at these locations will be transferred to the company’s larger R&D centers located in its Fremont, California headquarters or development centers in Armenia and India. In addition, the company is consolidating its non-volatile memory (NVM) development to its Seattle, Washington R&D center that was established as a result of the acquisition of Impinj Inc.’s NVM IP business in June of 2008.

Finally, the restructure aligns the company’s global Sales organization to better meet current customer requirements and future market opportunities. The changes complement the addition of five new sales representative firms – covering the Silicon Valley, Japan, Israel, Italy, France, Scandinavia and the United Kingdom – that were announced in the previous quarter. The company will continue to tune its Sales operations with a mix of direct sales staff and sales representatives to optimize its market penetration and minimize selling expenses.

Dr. Shubat concluded, “This restructure, together with our on-going transformation initiatives, underscores our commitment to continually improve our global operational efficiencies and reduce our overall cost structure to solidify the foundation for our future growth and scalability. In today’s uncertain economic environment, we are even more vigilant in the monitoring and management of our resources to ensure we remain competitive.”

Virage Logic's management will hold a teleconference on first-quarter fiscal year 2009 results at 1:30 p.m. PACIFIC / 4:30 p.m. EASTERN on Wednesday, January 28, 2009. Participants can access the call by dialing (888) 413-9033 (domestic) or (706) 679-5076 (international) or can listen via a live Internet webcast, which can be found on the Investor Relations page of the Virage Logic website at www.viragelogic.com. A replay of the call will be available at (800) 642-1687 (domestic) or (706) 645-9291 (international), access number 81589587 through January 31, 2009; and the webcast can be accessed at www.viragelogic.com for 30 days.

About Virage Logic

Virage Logic is a leading provider of semiconductor intellectual property (IP) for the design of complex integrated circuits. The company’s highly differentiated product portfolio includes embedded SRAMs, embedded NVMs, embedded test and repair, logic libraries, memory development software, and interface IP solutions. As the industry’s trusted semiconductor IP partner, foundries, IDMs and fabless customers rely on Virage Logic to achieve higher performance, lower power, higher density and optimal yield, as well as shorten time-to-market and time-to-volume. For further information, visit http://www.viragelogic.com.

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Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

Statements made in this news release, other than statements of historical fact, are forward-looking statements, including, for example, statements relating to company trends, business outlook and technology leadership. Forward-looking statements are subject to a number of known and unknown risks and uncertainties, which might cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include Virage Logic’s ability to improve its operations; its ability to forecast its business, including its revenue, income and order flow outlook; Virage Logic’s ability to execute on its strategy; Virage Logic’s ability to continue to develop new products and maintain and develop new relationships with third-party foundries and integrated device manufacturers; adoption of Virage Logic’s technologies by semiconductor companies and increases or fluctuations in the demand for their products; the company’s ability to overcome the challenges associated with establishing licensing relationships with semiconductor companies; the company’s ability to obtain royalty revenues from customers in addition to license fees, to receive accurate information necessary for calculating royalty revenues and to collect royalty revenues from customers; business and economic conditions generally and in the semiconductor industry in particular; competition in the market for semiconductor IP platforms; and other risks including those described in the company’s Annual Report on Form 10-K for the period ended September 30, 2008, and in Virage Logic’s other periodic reports filed with the SEC, all of which are available from Virage Logic’s website (www.viragelogic.com) or from the SEC’s website (www.sec.gov), and in news releases and other communications. Virage Logic disclaims any intention or duty to update any forward-looking statements made in this news release.

CONTACT:
Virage Logic Corporation
Sabina Burns, 510-743-8115
sabina.burns@viragelogic.com